PLAN OF CONVERSION AND LIQUIDATION
BERKSHIRE INCOME REALTY, INC.

This Plan of Conversion and Liquidation (the “Plan”) of Berkshire Income Realty, Inc., a Maryland corporation (the “Corporation”), has been recommended by the Corporation’s Board of Directors (the “Board”), and it, together with and including the liquidation of the Corporation by means of a conversion into a limited liability company organized under the laws of Maryland (the “LLC”), as contemplated by the Plan, have been declared by the Board to be advisable and in the best interests of the Corporation and its stockholders. The Board has directed that this Plan and the other transactions contemplated hereby, including the proposed conversion of the Corporation, as contemplated by the Plan, in connection with and as a means to effect the liquidation of the Corporation, be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration by written consent or consents or at a special meeting of stockholders. Upon stockholder approval of this Plan and the transactions contemplated hereby, including the conversion of the Corporation, as contemplated by the Plan, in connection with and as a means to effect the liquidation of the Corporation, the Corporation shall effect such conversion and liquidation in accordance with, and subject to, the Plan and the laws of the State of Maryland as follows:

1)    Effective Time. The effective time and date of the Plan (the “Effective Time”) shall be 12:00 p.m. eastern time on October 28, 2015, subject, however, to the approval prior to the Effective Time of the proposed conversion of the Corporation, as contemplated by the Plan, and of the liquidation of the Corporation by means of a conversion, by the affirmative vote (the “Stockholder Approval”) of the holders of record of a majority of the outstanding shares of Class B Common Stock, par value $.01 per share, of the Corporation ( the “Class B Common Stock”), which is the sole class of Common Stock of the Corporation of which shares are outstanding, and the sole class of stockholders of the Corporation entitled to vote thereon. Pursuant to Section 3-903(c)(5) of the Maryland General Corporation Law and Sections 4A-1103(d)(5) and 4A-1106(d) of the Maryland Limited Liability Company Act, the Effective Time shall be as specified in the articles of conversion to be filed with the State Department of Assessments and Taxation of the State of Maryland (“SDAT”) to effect the conversion of the Corporation into the LLC (the “Articles of Conversion”), and will coincide with the consummation of the complete redemption of the 9% Series A Cumulative Redeemable Preferred Stock of the Corporation (the “Series A Preferred Stock”), as described below. After consideration, the Board of Directors has determined that the conversion will not “materially and adversely [affect] the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock” within the context of Section 6.7.7 of Article 6 of the Charter of the Corporation, and that for such and other reasons the holders of the Series A Preferred Stock are not and will not be entitled to vote on the approval of the proposed conversion, or the Plan.

2.    Liquidation by Conversion. Provided that the Stockholder Approval shall have been obtained, then on or prior to the Effective Time, and unless otherwise determined by the Board prior to the Effective Time, the appropriate officers of the Corporation shall execute and cause to be filed with the SDAT and elsewhere, as may be required or deemed appropriate, the Articles of Conversion of the Corporation and any such other documents as may be required to effectuate the conversion and liquidation of the Corporation pursuant to Internal Revenue Code Section 331, which shall be and become effective as of the Effective Time. From and after the Effective Time, in accordance with Section 3-904(b)(2) of the Maryland General Corporation Law, the Corporation shall cease to exist as a Maryland corporation and shall continue to exist as the LLC. The Articles of Organization of Berkshire Income Realty LLC, in substantially the form attached as Exhibit A, shall be the Articles of Organization of the LLC. The name, manager and members of the LLC shall be as specified in the Limited Liability Company Agreement of the LLC attached hereto as Exhibit B (“LLC Agreement”), which shall be the limited liability agreement of the LLC. As specified in the LLC Agreement, the purposes of the LLC will primarily be to pay, satisfy and discharge any debts or obligations of the LLC, collecting and distributing its assets and doing all other acts required to liquidate and wind up its business. The LLC will file IRS form 966 and all other appropriate tax forms in connection with the liquidation.

3.    Redemption of Preferred and Conversion of Common. At the Effective Time, simultaneously, (a) the Corporation shall consummate the redemption (the “Redemption”) by the Corporation of all of the issued and outstanding shares of Series A Preferred Stock in accordance with the then prior actions of the Board of Directors of the Corporation so providing, and the terms of the Corporation’s Articles of Amendment and Restatement filed with the SDAT on April 3, 2003 (the “Charter”), and thereupon such shares will no longer be issued or outstanding as shares of the Corporation, and shall therefore not be converted or exchanged pursuant to the Conversion, and (b) all of the issued and outstanding shares of Class B Common Stock shall automatically be converted and exchanged for 100% of the limited liability company interests in the LLC, to be held pro-rata as among the holders of outstanding Class B Common Stock immediately prior to the Effective Time, in accordance with the number of shares of Class B Common Stock held by each at the Effective Date, and upon such conversion, such shares of Class B Common Stock shall no longer be outstanding and shall automatically be cancelled and retired without any further action on the part of the Corporation or the LLC, and the stock certificates representing the outstanding Class B Common Stock of the Corporation immediately prior to the Effective Time shall be cancelled.

4.    Restriction Termination Date; REIT Status. The Board has determined that the Restriction Termination Date (as defined in the Charter) shall be October 28, 2015, i.e., the day during which the Effective Time will occur. Accordingly, any restriction on Transfers (as defined in the Charter) that might otherwise apply, pursuant to Article 7 of the Charter, to the redemption of outstanding shares of 9% Series A Cumulative Redeemable Preferred Stock of the Corporation or to any other action to take place at or as of the Effective Time shall not apply to such redemption or action, because such restrictions on Transfer will in any event terminate prior to the time at which the redemption and such other actions occur. Notwithstanding the foregoing, however, it is the intention and determination of the Board that the Corporation’s status as real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”), shall continue through the Effective Time and thereafter, to the maximum extent permissible under the Code, until such time as the Corporation no longer satisfies one or more of the conditions under the Code to such status.

5.    Transfer and Sale of LLC Interests. In connection with the Redemption, on October 22, 2015, Berkshire Income Realty-OP, LP (“BIROP”) will transfer all of the ownership interests of BIR Lenox, L.L.C., BIR Hampton Manager, L.L.C. and BIR Estancia GP, L.L.C. (collectively, the “LLC Interests”) to the Corporation in partial redemption of the Series A Preferred Limited Partner Units of BIROP owned by the Corporation. On or about October 23, 2015, the Corporation shall sell all of the LLC Interests to Berkshire Multifamily Income Realty Fund OP, L.P. for an aggregate purchase price of approximately $151,900,000.

6.    Modification and Abandonment. The Board may modify or amend this Plan if it determines that such action would be in the best interests of the Corporation and its stockholders. In the event that a modification or amendment appears necessary and will, in the judgment of the Board, materially and adversely affect the interests of the stockholders, such amendment or modification will be submitted to the stockholders entitled to vote thereon for approval by the stockholders holding a majority of the shares of Common Stock then outstanding and entitled to vote thereon. The Board may abandon this Plan without stockholder approval at any time if it determines that abandonment would be in the best interests of the Corporation or its stockholders.

Exhibit A

Articles of Organization

BERKSHIRE INCOME REALTY LLC
ARTICLES OF ORGANIZATION
The undersigned, being authorized to execute and file these Articles of Organization (these “Articles”), hereby forms a limited liability company on the terms and conditions hereinafter set forth, and hereby certifies to the State Department of Assessments and Taxation of Maryland as follows:
FIRST: The members of the limited liability company (the “Company”) have designated KRF Company, L.L.C. as an “authorized person,” as that term is defined in §4A‑101(c) of the Maryland Limited Liability Company Act (Title 4A of the CORPORATIONS AND ASSOCIATIONS ARTICLE of the ANNOTATED CODE OF MARYLAND, hereinafter referred to as the “Act”), for purposes of executing and filing these Articles of Organization, and any other documents or certificates that may be required to be filed on behalf of the Company with the State Department of Assessments and Taxation of Maryland from time to time.
SECOND: The name of the Company is:
BERKSHIRE INCOME REALTY LLC
THIRD: The address of the principal office of the Company in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.
FOURTH: The name of the resident agent of the Company in Maryland is CSC-Lawyers Incorporating Service Company, whose address is 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The resident agent is a Maryland corporation.
FIFTH: Except as otherwise provided by the Act, no member of the Company shall be personally liable for the obligations of the Company, whether arising in contract, tort or otherwise, solely by reason of being a member of the Company.
SIXTH: The relations of members of the Company and the affairs of the Company shall be governed by the Act as well as a written Limited Liability Company Agreement, which may be amended from time to time as set forth therein.
SEVENTH: Pursuant to Section 4A-401(a)(3) of the Act, the authority of members of the Company to act for the Company solely by virtue of their being members is limited, and shall be only as set forth in the Operating Agreement of the Company.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned acknowledges that these Articles are its act, and further acknowledges, under penalties for perjury, to the best of its knowledge, information and belief, that it has been authorized by the persons forming the Company to execute these Articles and that the matters and facts set forth herein are true in all material respects, and that it has executed these Articles as of the _____ day of October, 2015.
KRF Company, L.L.C.
By:__________________________(SEAL)
Name:
Title:
Resident Agent Consent
The undersigned hereby consents to act as resident agent in Maryland for BERKSHIRE INCOME REALTY LLC, a Maryland limited liability company.

CSC-Lawyers Incorporating Service Company
By:__________________________
Name:
Title:

Exhibit B

Limited Liability Company Agreement

BERKSHIRE INCOME REALTY LLC
Limited Liability Company Agreement
Dated as of October 28, 2015
THE LIMITED LIABILITY COMPANY MEMBERSHIP UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACTS OR LAWS OF ANY STATE IN RELIANCE UPON EXEMPTIONS UNDER THOSE ACTS. THE SALE OR OTHER DISPOSITION OF SUCH MEMBERSHIP UNITS IS RESTRICTED AS STATED IN THIS LIMITED LIABILITY COMPANY AGREEMENT, AND IN ANY EVENT IS PROHIBITED UNLESS THE LLC RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT AND ITS COUNSEL THAT SUCH SALE OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES ACTS AND LAWS. BY ACQUIRING MEMBERSHIP UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT, EACH MEMBER REPRESENTS THAT IT WILL NOT SELL OR OTHERWISE DISPOSE OF ITS MEMBERSHIP UNITS WITHOUT COMPLIANCE WITH THE PROVISIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT AND REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACTS AND THE RULES AND REGULATIONS ISSUED THEREUNDER.

BERKSHIRE INCOME REALTY LLC
Limited Liability Company Agreement
This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into as of the 28th day of October, 2015 (the “Effective Date”), by and among the members set forth on Schedule I hereto (the “Members”) and KRF Company, L.L.C., as Manager.
WHEREAS, BERKSHIRE INCOME REALTY LLC (the “Company”) has been formed under the LLC Act (as defined below) concurrent with the filing of Articles of Conversion in the office of State Department of Assessments and Taxation of Maryland, for the purposes described herein;
WHEREAS, the Company is the successor by conversion to Berkshire Income Realty, Inc. (the “Corporation”), which was converted under the laws of the State of Maryland into the Company as a limited liability company pursuant to and in accordance with the provisions of Sections 3-901 et. seq. of the Maryland General Corporation Law, with the consequence that the Corporation has ceased to exist as a Maryland corporation and continues to exist as the Company, and the Company, for all purposes of the laws of Maryland, is deemed to be the same entity as the Corporation;
WHEREAS, the Members desire to enter into this Agreement in order to set out fully their respective rights, obligations and duties with respect to the Company and its assets;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:
§1.Definitions
The defined terms used in this Agreement shall have the respective meanings specified below:
“Accountant” means such firm of independent certified public accountants as may be engaged from time to time pursuant to §8.3.
“Affiliate” means, as to any Person, any Related Person or any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or Related Persons thereof; and for purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 25% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
“Agreement” means this Limited Liability Company Agreement, as it may be amended from time to time and in effect at any time of reference thereto.
“Articles” means the Articles of Conversion of the Corporation filed with Department of Assessments and Taxation of the State of Maryland on or before the Effective Date in accordance with the provisions of Sections 3-901 et. seq. of the Maryland General Corporation Law.
“Bankrupt” has the meaning ascribed thereto in the LLC Act.
“BIR-GP” means BIR-GP, L.L.C., a Delaware limited liability company.

“BIROP” means Berkshire Income Realty-OP Limited Partnership, a Delaware limited partnership.
“Capital Account” means, in relation to the Units held by any Member at the relevant time, the sum of (i) such Member’s aggregate Capital Contribution theretofore made (including Capital Contributions made by a predecessor holder of such Units), (ii) such Member’s share of profits and any income or gain that is exempt from federal income taxation, and (iii) the amount of any Company liabilities that are assumed by such Member or that are secured by any Company property distributed to such Member, minus the sum of (i) the amount of any losses theretofore charged to such Member, (ii) any distributions theretofore made to such Member, (iii) such other deductions as are appropriate, including those required under the capital account maintenance requirements of Treas. Reg. §1.704-1(b)(2)(iv), and (iv) the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company. If the resulting amount exceeds zero, such Member shall have at that time a “Positive Capital Account”. If the resulting amount is less than zero, such Member shall have at that time a “Negative Capital Account”.
“Capital Contribution” means, in relation to any Member, the total amount of cash and value of securities or other property contributed, deemed to be contributed or agreed to be contributed to the Company by such Member. For purposes hereof, all amounts set forth on Schedule I hereto, as amended from time to time, shall be conclusive for all purposes hereof. Any reference in this Agreement to the Capital Contribution of a then Member shall include any Capital Contribution previously made by any prior Member in respect of the Units of such then Member.
“Code” means the Internal Revenue Code of 1986 or any succeeding law, as amended and in effect from time to time. To the extent that reference is made to any particular Section of the Code, such reference shall be, where the context so admits, to any corresponding provisions of any succeeding law.
“Company” means Berkshire Income Realty LLC and any successor limited liability company governed by this Agreement, as such limited liability company may from time to time be constituted and amended.
“Conversion” means the conversion of the Corporation into the Company, effected by filing the Articles with the State Department of Assessments and Taxation of Maryland.
“Corporation” means Berkshire Income Realty, Inc., a Maryland corporation.
“Dollars” or “US$” means the lawful currency of the United States of America.
“Effective Date” has the meaning set forth in the initial paragraph of this Agreement.
“Entity” means any general partnership, limited partnership, limited liability partnership, corporation, limited liability company, joint venture, trust, business trust, cooperative or association.
“KRF” means KRF Company, L.L.C., a Delaware limited liability company.
“LLC Act” means the Maryland Limited Liability Company Act, as amended and in effect from time to time, and any successor statute.
“Manager” has the meaning ascribed thereto in §4.1(a).
“Members” has the meaning ascribed thereto in the Preamble.

“Person” means any individual or Entity, and, where the context so admits, the legal representatives, successors in interest (including heirs) and assigns of such Person.
“Related Person” means, as to any natural Person, his or her spouse, child, father, mother, brother, sister, nephew, niece, or any trust established for the benefit of any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other Entity of which shares or other ownership interests having ordinary voting power to elect a majority of the board of directors or other management of such Entity is at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, by such Person.
“Substituted Member” means any Person who is admitted to the Company as a Member under the provisions of §6.
“Treas. Reg.” means regulations adopted in connection with provisions of the Code.
“Unit” means a single subdivision of the aggregate interest in the Company held by a Member.
§2.    Formation, Name, Purpose and Powers
§2.1.    Formation and Name.
The Company has been organized upon the filing of Articles of Organization with the State Department of Assessments and Taxation of Maryland, pursuant to the LLC Act, in connection with and as a part of the Conversion, and exists under the name Berkshire Income Realty LLC, as a limited liability company under the LLC Act, as successor by conversion to the Corporation.
§2.2.    Principal Place of Business; Agent for Service of Process.
The principal office of the Company shall be located in the metropolitan Boston area, Massachusetts. The Manager may at any time change the location of such principal office and shall give due notice of any such change to each Member. The resident agent for service of process on the Company required to be maintained pursuant to the LLC Act shall be CSC-Lawyers Incorporating Service Company with an address at 7 St. Paul Street, Suite 820, Baltimore, MD 21202.
§2.3.    Purposes; Scope of Business.
The purposes of the Company are (a) to pay, satisfy and discharge any debts or obligations of the Corporation, collecting and distributing its assets and doing all other acts required to liquidate and wind up its business, as it was conducted by the Corporation prior to the Conversion, (b) to continue to hold a general partnership interest in BIROP through BIR-GP, (c) to hold interests in BIROP and (d) to take all actions as may be necessary or convenient in connection with the operation of BIROP and BIR-GP.
§2.4.    Powers of the Company.
In furtherance of its purposes, but subject to any business plan and budget adopted from time to time by the Manager, the limitations specified in §4.1 and all other provisions of this Agreement and applicable law, the Company shall have the following powers:

(a)    To enter into, perform and carry out contracts of any kind, including contracts with Members, or their respective Affiliates, necessary or convenient for the accomplishment of the purposes of the Company; provided that except as otherwise specifically approved from time to time by the Manager, all transactions with Members or any Affiliates thereof shall be conducted on an arms-length basis;
(b)    To acquire any securities issued by any Person, or partnership or limited liability company interests in any Person (including Members and their Affiliates), and any rights therein or appurtenant thereto, necessary or convenient for the accomplishment of the purposes of the Company;
(c)    To borrow money (including borrowing from Members or other Affiliates), to issue evidences of indebtedness, to assume or guaranty the debts of others and to secure any of the foregoing by mortgage, pledge or other lien on any assets of the Company;
(d)    To prepay, in whole or in part, refinance, recast, increase, modify or extend indebtedness, secured or unsecured, affecting any of its property and in connection therewith to execute any extensions, renewals or modifications of any liens on its property;
(e)    To sell, exchange or otherwise dispose of all or any part of its property by a transfer to any Person (including Members or their Affiliates), convert the Company from a limited liability company to a corporation or other similar form of organization or to reestablish the Company under the laws of any other state (with references herein to the State of Maryland being changed to references to such state);
(f)    To carry on all or any part of its business directly or by or through other Persons, and in connection therewith to operate, manage, organize, liquidate, consolidate or otherwise reorganize any other Persons in which it may have an interest; and
(g)    To carry on any other activities necessary to, or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as such activities may be lawfully carried on or performed by a limited liability company under the laws of the State of Maryland and are permissible in accordance with the provisions of this Agreement.
§3.    Members; Capital; Funding
§3.1.    Company Capital.
(a)    The capital of the Company shall be the outstanding equity ownership interest of the Corporation as of the time of the Conversion after giving effect to the redemption of all of the issued and outstanding shares of Series A Preferred Stock of the Corporation. Such outstanding equity ownership interest consisted of the issued and outstanding shares of Class B Common Stock of the Corporation, all of which, in the aggregate, was owned of record and beneficially by the Members, whose respective interests in the Class B Common Stock, as set forth in Schedule I to this Agreement, shall be deemed to have been contributed by the Members as their respective Capital Contributions. No Member has any obligation to make any additional Capital Contribution to the Company. The Capital Accounts of the Members shall be determined and maintained in accordance with the tax method of accounting of the Company, except for adjustments made solely with respect to an individual Member pursuant to Section 704(c) of the Code or pursuant to an election under Section 754 of the Code, which adjustments shall not be reflected in a Member’s Capital Account. No interest shall be paid on any Capital Contribution to the Company.

(b)    The Members’ ownership of the Units, and the respective percentages in interest of the total equity of the Company represented by the Units held by the Members, shall be as set forth on Schedule I hereto, as Schedule I shall be amended from time to time and certified by the Manager to reflect the admission of new Members and Substituted Members under this Agreement.
§3.2.    Members; Capital Contributions.
The Members of the Company and their respective initial paid-in Capital Contributions are as set forth in Schedule I hereto.
§3.3.    Withdrawal of Capital; Partition.
Except as otherwise expressly provided in this Agreement, no Member shall have any right (a) to withdraw from the Company all or any part of such Member’s Capital Contribution or (b) to receive the return of all or any part of its Capital Contribution or Capital Account, or payment of any interest on or any other distribution in respect of its Capital Contribution or Capital Account. Each of the Members irrevocably waives during the term of the Company any right that such Member may have (i) to maintain an action for partition with respect to any property or other assets of the Company or (ii) to commence an action seeking dissolution of the Company under the laws of the State of Maryland.
§3.4.    Liability of Members.
(a)    No Member shall be liable for any debts, liabilities, contracts or obligations of the Company or be required to lend funds to the Company. Except as otherwise provided by the LLC Act, a Member’s liability at any time shall be limited to the amount of such Member’s paid-in Capital Contribution. Nothing in this Agreement is intended to create any liability for Members or to expose any personal assets of the Members to the claims of creditors of the Company, and neither the Company nor the Manager is entitled to take any action which would create general liability for any Member or expose personal assets of any Member (beyond such Member’s paid-in Capital Contribution) without such Member’s express written consent.
(b)    Except as specifically required by the LLC Act, after the total initial Capital Contribution deemed to have been made pursuant to §3.1 above on account of and in connection with the Conversion, no Member shall be required to make any further capital contributions to the Company. No Member shall have any personal liability for the payment of the Capital Contribution of any other Member.
§4.    Management
§4.1.    Manager.
(a)    The exclusive responsibility for management of the Company shall be vested in a KRF Company, L.L.C (the “Manager”).
(b)    Notwithstanding the general powers of the Company under the LLC Act and §2.4 of this Agreement, any of the following actions may be taken by the Company only with specific authorization by the Manager and a majority in interest of the Members:
(i)    any guaranty or indemnity by the Company to support the liabilities or obligations of any Person other than a Subsidiary of the Company;

(ii)    the merger, consolidation, reorganization or sale or other disposition of all or substantially all of the assets and business of the Company;
(iii)    any purchase or sale of a substantial portion of the capital stock or of a substantial portion of the assets or business of another Entity; or
(iv)    engaging in any business other than as permitted by §2.3 hereof.
§4.2.    Officers.
(h)    Subject to the supervision and direction of the Manager and otherwise subject to the provisions of this Agreement, the business and operations of the Company shall be managed and conducted by the officers appointed by the Manager from time to time; and the record keeping functions of the Company shall be vested in a Company Secretary appointed by the Manager from time to time. The initial officers are as set forth on Schedule II annexed hereto.
(i)    The officers shall report to and serve at the pleasure of the Manager, subject to the terms of their employment. Unless the Manager shall provide otherwise in writing with respect to such appointments, the Manager shall be deemed to have delegated to each officer the duties and authority set forth below with respect to each office by virtue of such appointment. The delegation of authority by the Manager as herein contemplated shall be revocable, at any time and for any reason, by the Manager in its sole and absolute discretion. The Manager shall determine the compensation, if any, payable to the executive officers. Any officer to whom the Manager delegates authority shall be subject to the standard of care and duties imposed upon the Manager under this Agreement and the Act in the performance or nonperformance of the duties and authority delegated to such person by the Manager. The designated officers and their respective duties are as follows:
(i)    President(s). The President(s), subject to the control of the Manager, shall generally supervise and control all of the business and affairs of the Company. The President(s) shall preside at meetings of the Members, and shall in general perform all duties incident to the office of President and such other duties as may be prescribed by the Manager.
(ii)    Vice Presidents. Each Vice President shall have such powers and perform such duties as the Manager or the President may from time to time prescribe. The performance of any duty by a Vice President shall, in respect of any other Person dealing with the Company, be conclusive evidence of his or her power to act.
(iii)    Secretary. The Secretary shall record all the proceedings of the meetings of the Members and the Manager in a book to be kept for that purpose and shall also record therein all actions taken by written consent of the Members or Manager in lieu of a meeting. The Secretary shall attend to the giving and serving of all notices of the Company. The Secretary shall have charge of the membership ledger and such other books and papers as the Manager may direct, but he or she may delegate responsibility for maintaining the membership ledger to any transfer agent appointed by the Manager. The Secretary shall have all such further powers and duties as generally are incident to the position of Secretary or as may be assigned to him or her by the President or the Manager.
(iv)    Treasurer/CFO. The Treasurer shall be the chief financial officer of the Company and shall have charge of all funds and securities of the Company, shall endorse the same for deposit or collection when necessary and deposit the same to the credit of the Company in such banks or depositories as the Manager may authorize. The Treasurer may endorse all commercial documents requiring endorsements for or on behalf of the Company and may sign all receipts and vouchers for payments made to the Company. The Treasurer shall have all such further powers and duties as generally are incident to the position of Treasurer or as may be assigned to him or her by the President or the Manager.
(v)    Assistant Secretaries. In the absence or inability to act of the Secretary, any Assistant Secretary may perform all the duties and exercise all the powers of the Secretary. The performance of any such duty shall, in respect of any other person dealing with the Company, be conclusive evidence of his or her power to act. An Assistant Secretary shall also perform such other duties as the Secretary or the Manager may assign to him or her.
(vi)    Assistant Treasurers. In the absence or inability to act of the Treasurer, any Assistant Treasurer may perform all the duties and exercise all the powers of the Treasurer. The performance of any such duty shall, in respect of any other person dealing with the Company, be conclusive evidence of his or her power to act. An Assistant Treasurer shall also perform such other duties as the Treasurer or the Manager may assign to him or her.
(j)    Except as may be expressly limited pursuant to the provisions of this Agreement and subject to all requisite action by the Manager under the provisions of this Agreement and any operating procedures established by the Company, each of the officers shall have the power to execute, sign, seal and deliver in the name and on behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purposes of this Agreement and of the Company. Every agreement, instrument, certificate or other document executed on behalf of the Company by any officer shall be conclusive evidence in favor of every Person relying thereon or claiming thereunder that, at the time of delivery thereof, (i) the Company was in existence, (ii) this Agreement had not been terminated or cancelled or amended in any manner so as to restrict such authority and (iii) the execution and delivery of such agreement, instrument, certificate or other document were duly authorized under this Agreement. Any Person dealing with the Company may rely conclusively on the power and authority of an officer as set forth in this Agreement.
§4.3.    Liability; Indemnification.
(c)    The Manager shall not have any liability to the Company or to any Member for any loss suffered by the Company which arises out of any action or inaction of the Manager if the Manager reasonably believed in good faith that such course of conduct was in or not contrary to the best interests of the Company and such course of conduct did not constitute gross negligence or willful misconduct of the Manager.
(d)    The Company shall indemnify and hold harmless, to the fullest extent consistent with applicable law and subject to the limitations set forth below, the Manager and each officer, director or employee of the Manager or the Company (all of the foregoing being referred to herein, collectively as the “Indemnitees”, and any one of them being referred to, individually, as an “Indemnitee”) from and against any loss, expense and liability (including without limitation attorneys’ fees, judgments, fines, excise taxes or penalties, and amounts paid in settlement) reasonably incurred or sustained by any such Indemnitee in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), to which the Indemnitee is made or threatened to be made a party or in which the Indemnitee is otherwise involved by reason of serving or having served as the Manager or as an officer, director or employee of the Manager or the Company whether the basis of such Proceeding is alleged action or failure to act while serving in any of the above-specified capacities; and such indemnification shall continue as to any Indemnitee who has ceased to serve in any of the above-specified capacities and shall inure to the benefit of the Indemnitee’s successors, heirs, executors and administrators; provided, however, that no indemnification shall be provided for any Person with respect to any matter as to which such Person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the Company or with respect to the Manager or any officer, director of employee of the Manager with respect to acts unrelated to the Company.
(e)    The right to indemnification conferred by this §4.3 shall be a contract right and shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses hereunder or otherwise.
(f)    If a claim under §4.3(b) or (c) is not paid in full by the Company within sixty days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit and any costs, expenses or losses (and interest thereon at 12%) related to amounts paid by Indemnitee as a result of the Company’s breach. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not acted in good faith in the best interests of the Company or has otherwise acted outside the scope of his employment or authority. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this section or otherwise shall be on the Company.
(g)    In the event that the Indemnitee shall receive any refund, insurance proceeds, contribution from co-defendants, or other recovery from any person or entity (other than recovery from the Company under this §4.3) (the “Other Recovery Proceeds”) in respect of any matter in connection with which an indemnification payment shall have been made by the Company hereunder, the Indemnitee shall refund to the Company an amount equal to the Other Recovery Proceeds allocable to the same matter for which indemnification was paid by the Company.
(h)    Promptly after receipt by the Indemnitee of any claim or the commencement of any Proceeding with respect to which indemnification payments may be sought from the Company under this §4.3, the Indemnitee shall notify the Company in writing of such claim or of the commencement of such Proceeding; provided that failure so to notify the Company will relieve it from any liability which it may have only if and to the extent that such failure results in the forfeiture by the Company of substantial rights and defenses (and will not in any event relieve the Company from any other obligation or liability that it may have to the Indemnitee in respect of any other claim for indemnification or in respect of any rights arising other than under this §4.3). If the Company shall so elect, the Company may assume the defense of such Proceeding, including the employment of counsel and shall in such event be responsible for the payment of the legal and other costs of such defense (provided, however, that the Company will not be required to pay the fees and disbursements of more than one counsel for the defense of any such Proceeding). In any Proceeding the defense of which is assumed by the Company, the Indemnitee will have the right to participate in such Proceeding, and shall have the right to retain his own separate counsel at his own expense. Neither the Company, on the one hand, nor the Indemnitee, on the other hand, will, without the prior written consent of the other party, settle or compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnitee and the Company from any and all liability arising out of such Proceeding.
§5.    Term and Event of Dissolution
§5.1.    Term and Event of Dissolution.
The Company shall continue and this Agreement shall remain in full force and effect until the Company shall be dissolved upon the election by the Members holding a majority of all Units to dissolve the Company.
§5.2.    Distributions on Dissolution.
The assets of the Company shall be distributed pursuant to the provisions of §7.3 below on the occurrence of the event set forth in §5.1 above.
§6.    Transferability of Members’ Interests
§6.1.    Transfer of Member’s Interests.
(i)    No Member shall have the right to dispose of, sell, alienate, assign or otherwise transfer all or any part of its Units in the Company to any Person or Persons without the prior written approval of the Manager.
(j)    The Company may, in addition to all other conditions precedent under this Agreement to any sale, transfer, assignment or other disposition of any Units in the Company, require that such sale, transfer, assignment, exchange or other disposition complies with applicable federal and state securities laws.
(k)    It shall be a condition precedent to any transfer of any Units that the transferee (if not already a Member) executes, in such form as may be reasonably required by the Company, an instrument of ratification and accession pursuant to which the transferee shall agree to assume all obligations of the transferring Member to the Company in respect of the Units and to otherwise be bound by and entitled to the benefit of the provisions of this Agreement as if a Member originally a party hereto in place of the transferring Member.
(l)    Except as otherwise specifically provided herein, the transferee of the Units of a Member shall become a Substituted Member only pursuant to the terms and conditions set forth in this §6. No purported assignment shall be binding until compliance with the provisions of this §6 is demonstrated to the satisfaction of the Manager. All costs incurred by the Company in connection with the admission to the Company of a Substituted Member pursuant to this §6 shall be borne by the transferor Member, including, without limitation, filing fees and reasonable attorneys’ fees. If any transfer of any Units in the Company is made or attempted contrary to the provisions hereof, in addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by action for specific performance (to the extent permitted by law) and may refuse to recognize any transferee as one of its Members for any purpose, including without limitation for purposes of distribution and voting rights, until all applicable provisions hereof have been complied with.
§7.    Profits, Losses, and Credits; Distributions; Dissolution
§7.1.    Profits, Losses and Credits.
Except as otherwise provided in this §7, all profits and losses of the Company (for both accounting and tax purposes) shall be allocated to the Members based on the Units held by each.
§7.2.    Distributions.
Prior to the dissolution of the Company, the Company shall distribute cash or property to the Members based on the Units held by each, in such amounts, at such times and as of such record dates as the Manager shall determine.
§7.3.    Liquidating Distributions.
Upon a dissolution of the LLC pursuant to §5.1, the Company’s cash, the proceeds, if any, from the disposition of the Company’s noncash assets and those noncash assets to be distributed to the Members, shall be distributed in the following order:
(a)    To Company’s creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company;
(b)    To the Members who are creditors whose claims are not satisfied by distributions pursuant to the preceding subsection; and
(c)    Next, to the Members in accordance with §7.2.
§7.4.    Return of Members’ Capital Contributions.
All Members shall look solely to the assets of the Company for the return of their respective Capital Contributions or any other distributions with respect to their Units. If the assets remaining after payment or discharge, or provision for payment or discharge, of its debts and liabilities are insufficient to return the Capital Contributions or to make any other distributions to the Members, no Member shall have any recourse against the personal assets of any other Member for that purpose. No Member shall have any obligation to fund any deficit in his Capital Account.
§8.    Books and Records, Accounting, Tax Elections, Etc.
§8.1.    Books and Records.
The officers shall keep or cause to be kept complete and accurate books and records of the Company (at Company expense) which shall be maintained and be available at the principal office of the Company for examination and copying by any Member, or such Member’s duly authorized representatives, at any and all reasonable times, provided that (a) such inspection shall occur during normal business hours and only after reasonable advance notice to the President of the Company, and (b) the inspecting Member shall be responsible for any out-of-pocket costs or expenses incurred by the Company in making such books and records available for inspection. The Company shall maintain such books and records and may provide such financial or other statements as the Manager deems advisable.
§8.2.    Bank Accounts.
The bank accounts of the Company shall be maintained in such banking institutions as the Manager shall determine, and withdrawals shall be made therefrom on such signature or signatures as the Manager shall determine.
§8.3.    Accountant.
The Accountant for the Company shall be engaged by the Manager.
§8.4.    Reports to the Members.
The Manager shall cause to be prepared and sent to each Member each year financial statements, including the following: (a) within 120 days after the close of each fiscal year, annual reports of the Company, including a balance sheet and the related statements of income and retained earnings and changes in financial position (which shall be audited if the Manager so provides), (b) annual statements indicating the share of each Member of the net income, net loss, depreciation, gain, loss and other relevant items of the Company for each calendar year for federal income tax purposes, in the case of (a) and (b) prepared by the Accountants within 120 days after the close of such calendar year, and (c) within 45 days after the end of each quarter, quarterly unaudited report including a balance sheet, profit and loss statement, cash flow analysis and comparison to year earlier results and projects results, on a quarterly and year-end basis. The Company shall not incur any liability as a result of a failure to timely furnish any such report if it has acted in good faith with respect to attempting to provide such reports.
§8.5.    Reporting Year and Accounting Method; Tax Year; Adjustments.
The reporting and fiscal year of the Company shall be the twelve-month period ending December 31. The books of the Company shall be kept on such basis as the Manager determines appropriate. The tax year of the Company shall be the calendar year.
§8.6.    Tax Matters Member.
The designated tax matters Member, which shall initially be KRF, shall be entitled to take such actions on behalf of the Company in any and all proceedings with the Internal Revenue Service as it determines to be appropriate, shall be reimbursed by the Company for all out-of-pocket costs and expenses incurred in connection with any such proceeding and shall be indemnified by the Company (solely out of Company assets) with respect to any action brought against such Member in connection with the settlement of any such proceeding.
§9.    General Provisions
§9.1.    Confidentiality.
(a)    All communications among the Members and the Company or any of them, and all information and other materials supplied to or received by any of them from the others which are marked

“Confidential”, and all nonpublic information concerning the business transactions and financial arrangements of the Company, shall be kept confidential by the recipient unless disclosure is made to any financial institution or professional adviser for the purpose of, or in connection with, the raising of funds for the business of the Company or any Subsidiary of the Company, or unless disclosure is required by law or any regulatory authority, or unless or until any recipient can reasonably demonstrate that any such communication, information and material is, in whole or in part, in the public domain or is otherwise known or available to such recipient without breach of this §9.1, whereupon, to the extent that it is public, this confidentiality obligation shall not apply.
(b)    The Members shall use all reasonable endeavors to procure the observance of the restrictions set forth in the preceding paragraph (a) by each Subsidiary of the Company and by all Affiliates of the Members and shall take all reasonable steps to minimize the risks of disclosure of confidential information by ensuring that only the recipients themselves and such of their employees, directors, managers and professional advisers whose duties will require them to possess any of such information shall have access thereto, each of whom will be instructed to treat the same as confidential.
(c)    The obligations contained in this §9.1 shall survive the termination of this Agreement, without limitation of time except until any such confidential information enters the public domain. The Company and each of the Members hereby acknowledges that any breach of the provisions of this §9.1 may cause irreparable injury for which there would be no adequate remedy at law; and each such party acknowledges the right of the Company, in the event of any actual or threatened breach of this §9.1, to injunctive or other equitable relief, in addition to all other remedies available; and each party hereby irrevocably waives any defense to specific performance based on the adequacy of a remedy at law.
§9.2.    Costs.
The Company shall bear such costs and expenses incurred in the organization, by means of the Conversion, of the Company and the preparation, negotiation and execution of this Agreement and other related documents.
§9.3.    Notices.
Any and all notices contemplated by this Agreement shall be deemed given if in writing and delivered or sent by personal delivery, reputable courier service, registered mail, postage prepaid, or by written telecommunication, to the party or parties for whom such notices are intended. Any such notice shall be deemed effectively given upon the date of delivery in person or transmission by confirmed telecommunication, upon the second business day following delivery to a reputable courier service and the fifth day following posting in the mail. All such notices in order to be effective shall be addressed to the last address of record on the Company books when given to any Member, and to the address of the Company when given to the Company or the Manager.
§9.4.    Word Meanings.
The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such word appears unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.
§9.5.    Titles.

Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.
§9.6.    Binding Provisions.
The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the legal representatives, successors in interest and permitted assigns of the respective parties hereto.
§9.7.    Applicable Law; Supremacy of LLC Act.
This Agreement shall be construed and enforced in accordance with the internal laws of the State of Maryland without reference to any choice of law provisions thereof. Notwithstanding any other provision of this Agreement, no action may be taken under this Agreement unless such action does not violate the provisions of the LLC Act.
§9.8.    Counterparts.
This Agreement may be executed in several counterparts and all such executed counterparts shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the original or the same counterpart.
§9.9.    Separability of Provisions.
Each provision of this Agreement shall be considered separable. If for any reason any provision of this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.
§9.10.    Court Proceedings.
Any claim or dispute arising out of this Agreement shall be submitted to the appropriate state or federal court having jurisdiction and located in the State of Maryland.
§9.11.    Integration.
This Agreement, along with the Schedule hereto, reflects the entire understanding of the parties hereto and supersedes all prior understandings and agreements with respect to the subject matter hereof.
§9.12.    Amendment; Waiver.
This Agreement may only be amended by a written amendment signed by a majority in interest of the Members. Any provision of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the parties affected thereby. No failure to exercise any right, power or privilege under this Agreement and no delay in such exercise shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. Notwithstanding the foregoing, any amendment to this Agreement that would adversely affect the interests of any Member or of the Manager must be approved in writing by such Members or the Manager, as applicable.

IN WITNESS WHEREOF this Agreement has been executed under seal as of this 28th day of October, 2015.
MEMBERS:
KRF COMPANY L.L.C.

By:
Name:
Title:
KRUPP FAMILY LIMITED PARTNERSHIP-94

By:
Name:

MANAGER:

KRF COMPANY L.L.C.

By:
Name:
Title:

Schedule I
MEMBERS

Members	Capital Contribution - Number of Shares of Class B Common Stock of the Corporation	Number of Units	Percentage in Interest
KRF Company L.L.C.	1,342,636	95.48	95.48%
Krupp Family Limited Partnership-94	63,560	4.52	4.52%

Schedule II

OFFICERS

George Krupp: Co-President

Douglas Krupp: Co-President

Stephen Parthum: Senior Vice President

David Doherty: Senior Vice President

Mary Beth Bloom: Senior Vice President and Secretary

Michael Krupp: Vice President

Richard Krupp: Vice President

Wayne Zarozny: Treasurer

Elvira Hadzihasanovic: Vice President and Assistant Treasurer

Emily Durham: Assistant Secretary